Exhibit 10.9

FIRST AMENDMENT TO THE
VEHICLE MAINTENANCE FACILITY GROUND LEASE

THIS FIRST AMENDMENT TO THE VEHICLE MAINTENANCE FACILITY GROUND LEASE (the “First Amendment”) is made by and among THE GREATER ORLANDO AVIATION AUTHORITY, a public and governmental body created as an agency of the City, existing under and by virtue of the laws of the State of Florida, whose mailing address is One Jeff Fuqua Boulevard. Orlando, Florida 32827-4399 (the “Authority”), and ALL ABOARD FLORIDA – OPERATIONS LLC, a Delaware limited liability company authorized to conduct business in Florida, whose mailing address is 2855 LeJeune Road, 4th Floor, Coral Gables, Florida, 33134 (“Rail Company”).

W I T N E S S E T H :

WHEREAS, City, Authority and Rail Company entered into that certain Vehicle Maintenance Facility Ground Lease (the “Agreement”) with an effective date of January 22, 2014; and

WHEREAS, pursuant to an agreement dated September 27, 1976, as amended, with the City, City Document Number 13260-1, the Authority controls, operates, and maintains an airport in Orange County, State of Florida, known as Orlando International Airport (hereinafter referred to as the “Airport”); and

WHEREAS, the Parties desire to amend the Agreement to reduce the Land area to be leased, adjust the rent and credits accordingly, provide a lease option, and modify terms related to the muck credit.

NOW THEREFORE, for and in consideration of the mutual covenants and agreements herein set forth, and other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby expressly acknowledged, the parties hereto covenant and agree as follows:

1.         Recitals. The foregoing recitals are true and correct and are hereby incorporated as covenants and agreements and are made a part hereof.

2.        Definitions. Capitalized terms shall have the meaning ascribed to them in the Agreement unless modified herein.

3.        Paragraph 2(n) is hereby amended by deleting it in its entirety and replacing same with the following:

n.
Land means the area of approximately sixty-two (62) acres of the Airport more particularly described on Exhibit “A-2.” attached hereto and incorporated herein by this reference, which the Rail Company is granted the right to develop, lease, market and manage the Vehicle Maintenance Facility in accordance with the terms and conditions of this Agreement.

4.          Paragraph 2 is modified by adding a new paragraph (cc) which is as follows:

cc.
Option Land means the area approximately 18 acres of the Airport more particularly described on Exhibit “A-4.” attached hereto and incorporated herein by this reference, which Rail Company is granted an option to lease from the Authority in accordance with the terms and conditions of this Agreement.

5.          Paragraph 4 of the Agreement is modified by the addition of the following paragraph:

g.
Lease Option. The Authority hereby grants to Rail Company an option to lease the Option Land under the terms of this paragraph (the “Option”). The Option shall be valid for a period of ten (10) years from the satisfying of each and every Escrow Condition (the “Option Term”). The Option shall only be exercised by delivery of written notice from Rail Company of its election to the Authority prior to expiration of the Option Term. Upon exercise of the Option, the Option Land shall be subject to all of the terms and conditions of this Agreement and the rent per acre for the Option Land shall be equal to the per acre rent for the Land. If development of the Option Land requires Rail Company to incur additional Site Development Costs (i.e., muck removal and backfill at greater than 5 ft. in depth), Rail Company shall be entitled to an additional credit not to exceed THREE HUNDRED THIRTY SEVEN THOUSAND FIVE HUNDRED and no/100 Dollars ($337,500) (the “Option Land Muck Credit”). Rail Company shall comply with the terms of paragraph 5(i) to obtain the Option Land Muck Credit.

6.          Paragraph 5(a) of the Agreement is modified by deleting $582,400 from the second sentence and replacing it with $451,360 ($7,280/acre).

7.          Paragraph 5(b) of the Agreement is modified by deleting “ONE MILLION FIVE HUNDRED and no/100 Dollars ($1,500,000.00)” and replacing it with “ONE MILLION ONE HUNDRED SIXTY TWO THOUSAND FIVE HUNDRED and no/100 Dollars ($1,162,500.00)” and by the addition of the following at the end of the paragraph.

(i)          Not later than 60 days prior to commencement of construction of the muck removal, Rail Company shall submit to the Authority a proposed budget for the Extraordinary Site Development Costs. The Authority will review the proposed budget within 60 days for reasonableness and submit any comments to Rail Company. Rail Company shall, within 90 days following Substantial Completion of the muck removal and backfill at a depth at or below five feet, provide to the Executive Director a written statement setting forth the actual Extraordinary Site Development Costs, in such detail with respect to the costs of the various elements thereof as the Executive Director may reasonably require, and such statement shall be certified by an officer, a partner or the owner of Rail Company. Rail Company shall make available to the Executive Director, upon the Executive Director’s request, receipted invoices and/or proof of payment for labor and materials covering all Extraordinary Site Development Costs, including architectural, engineering and construction fees including all subcontractors and subconsultants. Rail Company’s Extraordinary Site Development Costs shall not include: (1) interest charges or other finance costs, (2) Rail Company’s own overhead expenses, (3) any portion of the Extraordinary Site Development Costs which is greater than the budget submitted by Rail Company prior to commencement of construction of the muck removal (subject to the contingencies as part of such budget and subject to Force Majeure Events) or (4) payment for architectural, engineering, professional and consulting services in excess of 15% of the total costs of the muck removal.

8.             Paragraph 5 of the Agreement is modified by adding the following section 5(j):

(j)          Rapid Infiltration Basin Relocation. As a result of this Agreement and the Improvements associated with the Vehicle Maintenance Facility a Rapid Infiltration Basin (“RIB”) operated by the City must be relocated to keep the City’s plant operational. The Aviation Authority provided notice to the City as required by the Operation and Use Agreement for the decommissioning of the RIB within the Land. The Aviation Authority shall not be responsible for any costs of this decommissioning and relocation of the RIB. The City and the Rail Company shall be responsible for payment of the cost of the RIB decommissioning and relocation pursuant to the Operation and Use Agreement wherein the Rail Company is responsible for 50% of the costs of the project in place of the Aviation Authority. Within thirty (30) days for receipt of the invoice for the final cost of the project. Rail Company shall provide payment directly to the City.

9.            Mitigation Credits. The development of the Vehicle Maintenance Facility upon the Land requires the Rail Company to clear and backfill Waters of the United States that have not previously been permitted by the Aviation Authority (“Wetland Impacts”). The Land is being leased to the Rail Company in its “AS IS” condition pursuant to section 4(a). therefore mitigation for the Wetland Impacts is the responsibility of the Rail Company. The Aviation Authority has at least twenty (20) Federal Mitigation Credits available for sale and transfer to provide mitigation for the Wetland Impacts at a price of $20,000.00 per credit. Federal Mitigation Credit shall mean the units of trade in mitigation banking that represent the ecological value associated with one acre of wetland that is functioning at the highest possible capacity determined in accordance with Section 5 of the Department of the Army, Corps of Engineers (ACOE) Regulatory Division Sourcebook (Jacksonville District), The Aviation Authority shall sell and the Rail Company shall purchase at least 5, but not more than 20 Federal Mitigation Credits. Within thirty (30) days of approval of the United States Army Corp of Engineers permit. Rail Company shall provide notice of the number of Federal Mitigation Credits (“Rail Company Federal Credits”) it requires along with a wire in the amount of number of Rail Company Federal Credits multiplied by $20,000.00 (the “Purchase Price”). Within ten (10) days of receipt of notice and the Purchase Price, the Aviation Authority shall cause its ledger to be adjusted by allocating the Rail Company Federal Credits to the Vehicle Maintenance Facility project.

10.          Except as expressly amended and supplemented in this First Amendment, all other terms of the Agreement shall remain in full force and effect as originally executed.

[SIGNATURE BEGIN ON THE NEXT PAGE]

IN WITNESS WHEREOF, the parties hereto have each caused this First Amendment to be executed by its authorized representative on the date so indicated below.

“GOAA”
GREATER ORLANDO AVIATION AUTHORITY
ATTEST:
	By:	/s/ Phillip N. Brown
/s/ Dayci S. Burnette-Snyder		Phillip N. Brown. A.A.E.,
Dayci S. Burnette-Snyder,		Executive Director
Assistant Secretary
Date: 10/28/, 2015

APPROVED AS TO FORM AND LEGALITY this 27th day of October, 2015, for the use and reliance by the GREATER ORLANDO AVIATION AUTHORITY, only.

Marchena and Graham, P.A., Counsel.

By:	/s/ Marchena and Graham, P.A.,
Marchena and Graham, P.A.,

TWO WITNESSES:
/s/ ALBA L. Bueno
Printed Name:	ALBA L. Bueno

/s/ Veronica Bodden
Printed Name:	Veronica Bodden

STATE OF FLORIDA)
COUNTY OF ORANGE)

Before me, the undersigned authority, duly authorized under the laws of State of Florida to take acknowledgments, this day personally appeared Phillip Brown and Dayci S. Burnette-Snyder respectively Executive Director and Deputy Director of the Greater Orlando Aviation Authority, who are personally known to me to be the individuals and officers described in and who executed the foregoing instrument on behalf of said Greater Orlando Aviation Authority, and severally acknowledged the execution thereof to be their free act and deed as such officers and that they were duly authorized so to do.

In witness whereof, I have hereunto set my hand and official seal at Orlando, in the County of Orange, State of Florida this 28 day of October, 2015.

/s/ ALBA L. Bueno
Notary Public
My Commission Expires: 7-19-2019

ALBA L. BUENO
NOTARY PUBLIC	Notary Public - State of Florida
STATE OF FLORIDA	Commission # FF 901067
My Comm. Expires Jul 19, 2019
Bonded through National Notary Assn.

ALL ABOARD FLORIDA – OPERATIONS LLC

		By:	/s/ Kolleen Cobb
ATTEST:	/s/ Juan Godoy
Printed Name:	Juan Godoy
	Asst. Secretary	Title:	Kolleen Cobb, Vice President
Printed Name:
Title:		Date:	October 23, 2015

TWO WITNESSES:
/s/ Carla Eraw
Printed Name:	Carla Eraw

/s/ Jessica Alvarez
Printed Name:	Jessica Alvarez

STATE OF FLORIDA	)
COUNTY OF MIAMI-DADE	)

The foregoing instrument was acknowledged before me this 23rd day of October, 2015, by Kolleen Cobb , as Vice President of All Aboard Florida – Operations LLC, a Delaware limited liability company, on behalf of the limited liability company. He/She is personally known to me or produced a valid driver’s license as identification.

/s/ Jessica Alvarez
Notaty Public
[ILLEGIBLE]	Jessica Alvarez	Print Name:
	MY COMMISSION # FF 030333	My commission expires:
EXPIRES: October 23, 2017
Bonded Thru Notary Public Underwriters

Joined by:

CITY OF ORLANDO, FLORIDA, a Florida municipal corporation

ATTEST:		By:	/s/ Jim Gray
By:	/s/ Celeste Brown
Printed Name:	Celeste Brown	Printed Name:	Jim Gray
Title:	City Clerk	Title:	Mayor Pro Tem

[Official Seal]		Date:	10/26/15

APPROVED AS TO FORM AND LEGALITY FOR THE USE AND RELIANCE OF THE CITY OF ORLANDO, ONLY, THIS 30 DAY OF Oct, 2015.

By:	/s/ [ILLEGIBLE]
Title:	[ILLEGIBLE]
Printed Name:	[ILLEGIBLE]